Board of Directors
Auriga Laboratories, Inc.
Norcross, GA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 29, 2007, the related consolidated balance sheet as of December 31, 2006 and the consolidated statements of operations, stockholders’ deficit and cash flows for the period April 1, 2006 to December 31, 2006, and from April 12, 2005 (inception) to March 31, 2006 on the financial statements of Auriga Laboratories, Inc., and the inclusion of our name under the heading "Experts" in the Form SB-2/A3 Registration Statement filed with the Securities and Exchange Commission.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

February 7, 2008